BENHAM CAPITAL PRESERVATION II
                                Yield Calculation
                                    3/31/97




                                                           365/7
              Effective Yield: = [ (Base Period Return + 1)     ] - 1

              Base Period Return = 0.00094530

              7 Day Effective Yield  =  5.05%

                    Yield: = I/B X 365/7

                         Y = Yield
                         I = total income of hypothetical account over the seven
                             day period
                         B = beginning account value

                         I = 0.00094530
                         B =      $1.00

               7 Day Yield =       4.93%